EXHIBIT 99.1


PEOPLE'S LIBERATION NAMES COLIN DYNE CEO AND CO-CHAIRMAN

Tuesday, May 22 4:30 am ET


COMPANY ALSO EXPANDS BOARD ADDING SIGNIFICANT BRAND AND ENTERTAINMENT INDUSTRY EXPERTISE --

LOS ANGELES-- (BUSINESS WIRE)--People's Liberation, Inc. (OTCBB:PPLB -- NEWS), the designer of high-end casual apparel under the brand names People's Liberation(TM) and William Rast(TM), is pleased to announce that Colin Dyne has been appointed chief executive officer and co-chairman of the board, effective immediately.

Mr. Dyne assumes the CEO and co-chairman posts as a result of the decision by Daniel Guez to focus more directly on product and marketing initiatives as well as creative design and brand strategy. Mr. Guez will assume the role of creative director and co-chairman of the board.

"I am very pleased to have Colin officially join our management team," said Guez. "Colin has been a valuable contributor to our strategic development as a consultant and major shareholder. This elevation of Colin's duties is an important step in our plan to grow the business and increase our market presence. Colin's knowledge of the apparel industry, his solid management and public company experience will be invaluable as we work together to take the company to the next level of growth and success."

Colin Dyne brings to People's Liberation more than 15 years apparel industry experience. Mr. Dyne co-founded Tag-It Pacific, Inc., a business he helped grow to in excess of $50 million in apparel trim. He served as its president from inception and as its CEO from 1997 to 2005. Mr. Dyne currently sits as vice chairman of Tag-It Pacific.

Commenting on his new appointment, Colin Dyne stated, "I am excited about the opportunity to lead People's Liberation and its brands through the next phase of growth and drive the company to profitability and increase shareholder value. The company has tremendous opportunities, both domestically and internationally and I look forward to helping make People's Liberation a market leader."

BOARD RESTRUCTURING AND EXPANSION

Also today, the Company announced the restructuring and expansion of its board of directors. The board has been increased to five members adding Susan White and Troy Carter in addition to Mr. Dyne. Concurrently, Kevin Keating will step down from his board post.


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Susan White has served as the CEO and  president  of Brand  Identity  Solutions,
LLC, a branding, marketing and licensing consulting company, since 1987. Ms. White also is the CEO and president of Whitespeed, LLC, an internet design, branding and marketing company. Previously, White served as EVP Marketing for Calvin Klein Jeans, President of DYNY jeans and from 1997 to 1999, she was director of marketing and advertising worldwide for Warnaco. Ms. While currently is a member of the board of directors of Tag-It Pacific, Inc.

Troy Carter is the founder, chairman and CEO of the urban talent management and full-service film and television production entity, The Coalition, Inc. Mr. Carter has managed and built careers for some of the hottest acts on the urban scene including hip-hop artists Eve, Beanie Siegel, and Fat Joe and hot newcomer acts such as Ya Boy. Prior to establishing The Coalition, Mr. Carter was the co-founder of Erving Wonder, a management firm purchased by Sanctuary Group UK, the largest urban talent manager in the world with clients including Beyonce, Destiny's Child, Nelly, Eve and D-12. Mr. Carter began his entertainment industry career at Bad Boy Records working for Sean "Diddy" Combs and also at Overbrook Entertainment, Will Smith's management/production company.

ABOUT PEOPLE'S LIBERATION, INC.

Los Angeles-based People's Liberation, Inc., designs, markets and sells premium contemporary apparel under the brand names People's Liberation(TM) and William Rast(TM). The clothing consists of premium denim, knits, wovens, and outerwear for men and women. In the United States, the Company distributes its merchandise to better department stores and boutiques, including Nordstrom, Bloomingdales, Neiman Marcus, Atrium and Fred Segal. Outside the U.S., in select countries, the Company sells its products directly and through distributors to better department stores and boutiques, including TNT in Canada, Jades in Germany and Sears in Mexico City. The Company also sells merchandise on its websites: www.peoplesliberation.com and www.williamrast.com.

Contact:

People's Liberation
Darryn Barber, CFO
213-745-2123

or

ICR, Inc.
Ina McGuinness/Patricia Dolmatsky
310-954-1100